Abercrombie & Fitch Co.
Financial Information
(Unaudited)
(in thousands, except per share data)
		Fiscal 2024					Fiscal 2025
	2023	Q1	Q2	Q3	Q4	2024	Q1	Q2	Q3	2025
Net sales	$4,280,677	$1,020,730	$1,133,974	$1,208,966	$1,584,917	$4,948,587	$1,097,311	$1,208,560	$1,290,619	$3,596,490
Cost of sales, exclusive of depreciation and amortization	1,587,265	343,273	397,712	422,034	610,907	1,773,926	417,133	451,590	483,670	1,352,393
Selling expense	1,533,438	360,018	382,557	420,990	526,423	1,689,988	399,937	375,356	459,548	1,234,841
General and administrative expense	681,176	189,548	178,147	188,246	194,544	750,485	174,925	175,325	193,402	543,652
Other operating (income) loss, net	(5,873)	(1,958)	(67)	(1,586)	(3,021)	(6,632)	3,783	(369)	(1,022)	2,392
Operating income	484,671	129,849	175,625	179,282	256,064	740,820	101,533	206,658	155,021	463,212
Interest expense	30,352	5,780	5,189	569	539	12,077	661	620	550	1,831
Interest income	(29,980)	(10,803)	(10,392)	(9,302)	(9,437)	(39,934)	(7,444)	(3,094)	(6,491)	(17,029)
Interest (income) expense, net	372	(5,023)	(5,203)	(8,733)	(8,898)	(27,857)	(6,783)	(2,474)	(5,941)	(15,198)
Income before income taxes	484,299	134,872	180,828	188,015	264,962	768,677	108,316	209,132	160,962	478,410
Income tax expense	148,886	19,794	45,449	54,151	75,267	194,661	26,577	65,744	45,862	138,183
Net income	335,413	115,078	135,379	133,864	189,695	574,016	81,739	143,388	115,100	340,227
Less: Net income attributable to noncontrolling interests	7,290	1,228	2,211	1,885	2,469	7,793	1,326	2,005	2,105	5,436
Net income attributable to Abercrombie & Fitch Co.	$328,123	$113,850	$133,168	$131,979	$187,226	$566,223	$80,413	$141,383	$112,995	$334,791

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$6.53	$2.24	$2.60	$2.59	$3.72	$11.14	$1.63	$2.97	$2.41	$6.99
Diluted	$6.22	$2.14	$2.50	$2.50	$3.57	$10.69	$1.59	$2.91	$2.36	$6.83

Weighted-average shares outstanding:
Basic	50,250	50,893	51,246	50,951	50,265	50,839	49,214	47,550	46,842	47,869
Diluted	52,726	53,276	53,279	52,869	52,461	52,971	50,634	48,551	47,881	49,022

Abercrombie & Fitch Co.
Financial Information
(Unaudited)
		Fiscal 2024					Fiscal 2025
	2023	Q1	Q2	Q3	Q4	2024	Q1	Q2	Q3	2025
Comparable sales by segment: (1)
Americas comparable sales (2) (3)	13%	21%	18%	16%	15%	17%	4%	5%	4%	5%
EMEA comparable sales (2) (4)	7%	23%	17%	13%	12%	16%	6%	(5)%	2%	—%
APAC comparable sales (2) (5)	26%	22%	21%	16%	17%	19%	2%	1%	(12)%	2%
Comparable sales (2)	13%	21%	18%	16%	14%	17%	4%	3%	3%	4%

Comparable sales by brand family:
Abercrombie comparable sales (2)	23%	29%	21%	11%	5%	15%	(10)%	(11)%	(7)%	(10)%
Hollister comparable sales (2)	4%	13%	15%	21%	24%	19%	23%	19%	15%	20%
Comparable sales (2)	13%	21%	18%	16%	14%	17%	4%	3%	3%	4%

(1) Comparable sales by segment are presented by attributing revenues to a physical store location or geographical region that fulfills the order.
(2) Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3) The Americas segment includes the results of operations in North America and South America.
(4) The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5) The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.
2